EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 6, 2015—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended June 30, 2015, of $13.5 million, or 39 cents per share, compared to $14.1 million, or 41 cents per share, for the same period in the prior year.

During the second quarter of 2015, electric net income decreased due to a 2.0% decrease in electric retail sales reflecting lower customer demand, particularly in June, when compared to warmer weather in 2014. The average temperature in June was 67 degrees, off nearly 6% from the June 2014 average temperature of 71 degrees.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 143,000 customers in Dane County, Wis., and purchases and distributes natural gas to 149,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended June 30,	2015	2014
Operating revenue	$122,126	$128,765
Operating income	$24,049	$24,441
Net income	$13,479	$14,087
Earnings per share (basic and diluted)	$0.39	$0.41
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Six Months Ended June 30,	2015	2014
Operating revenue	$292,260	$339,010
Operating income	$55,900	$68,412
Net income	$31,757	$41,804
Earnings per share (basic and diluted)	$0.92	$1.21
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steve Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com